Exhibit 5.1

[Letterhead of Drinker Biddle & Reath LLP]
November 21, 2018
Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda

Re:	Enstar Group Limited - 4,400,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 7.00% Perpetual Non-Cumulative Preference Shares, Series E
Ladies and Gentlemen:
We have acted as U.S. counsel to Enstar Group Limited, a Bermuda exempted company (the “Company”), in connection with the public offering by the Company of 4,400,000 depositary shares (the “Depositary Shares”), representing an aggregate of 4,400 shares (the “Preference Shares”) of the Company’s 7.00% Perpetual Non-Cumulative Preference Shares, Series E, par value $1.00 per share and $25,000 liquidation preference per share. The Preference Shares are to be deposited with American Stock Transfer & Trust Company acting as depositary (the “Depositary”), pursuant to the Deposit Agreement, dated November 21, 2018 (the “Deposit Agreement”), among the Company, the Depositary (acting as depositary, registrar and transfer agent, and dividend disbursing agent and redemption agent), and the holders from time to time of receipts issued under the Deposit Agreement.
The Depositary Shares are being offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-220885) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 10, 2017 and the related prospectus supplement dated as of November 14, 2018 (the “Prospectus Supplement”). In connection with the offer and sale of the Depositary Shares, the Company entered into an Underwriting Agreement dated as of November 14, 2018 (the “Underwriting Agreement”) among the Company and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, acting as representatives of the several underwriters (the “Underwriters”) named therein.
In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Deposit Agreement, the Prospectus Supplement, the Underwriting Agreement and such other documents and corporate records relating to the Company and the issuance and sale of the Depositary Shares as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.
On the basis of the foregoing and subject to the qualifications and assumptions contained herein, we are of the opinion that the Depositary Shares, when issued under the Deposit Agreement in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be legally issued and will entitle the holder thereof to the rights specified in the Deposit Agreement.
For the purposes of this opinion letter, we have assumed that: (i) the Company is validly existing under the laws of Bermuda; (ii) the Preference Shares have been duly authorized by all requisite corporate action on the part of the Company, have been validly issued, and are fully paid and non-assessable, and certificates therefor have been duly executed and delivered and have been properly deposited with the Depositary in accordance with the Deposit Agreement; (iii) all actions necessary for the issuance of the Depositary Shares and the Preference Shares and the

form and terms thereof have been authorized by all necessary action (corporate or otherwise) and do not (a) contravene the Company’s Memorandum of Association or Bye-Laws, each as currently in effect, (b) violate any Bermuda law, rule or regulation applicable to the Company or any order or decree of any governmental authority, or (c) result in any conflict with or breach of any agreement or document binding on the Company; (iv) the Depositary Shares have been duly executed by one of the authorized officers of the Depositary and registered by such Depositary; (v) the Deposit Agreement has been duly authorized and, to the extent not governed by New York law, executed and delivered by the Company; and (vi) the Deposit Agreement has been duly authorized, executed and delivered by the Depositary.
This opinion letter is limited to the laws of the State of New York. We express no opinion concerning (i) the laws of any jurisdiction other than the laws of the State of New York, including, without limitation, Bermuda, (ii) the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or (iii) any matters arising thereunder or relating thereto. This opinion letter is further limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change any opinion set forth herein after the date hereof or for any other reason.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Drinker Biddle & Reath LLP Drinker Biddle & Reath LLP